EXHIBIT 99.1

December 19, 2016

The Board of Directors

Spectrum Brands Holdings, Inc.

3001 Deming Way

Middleton, WI  53562

Re:  Spectrum Brands Holdings, Inc. Board of Directors

Dear Fellow Directors:

I wanted to express my thanks, first to the members of the Nominating and Corporate Governance Committee and second to the full Board of Directors, for your decision to re-nominate me to stand for election at the upcoming Annual Meeting, to serve for an additional three-year term as a Class I director for Spectrum Brands Holdings, Inc. (the “Company”).

I have weighed undertaking this commitment of an additional three years, given that I have served on this Board since 2010 (and on its predecessor company board since 2009), and in light of my other current board service obligations and other professional opportunities I wish to pursue.  Therefore, after careful consideration, I have decided not to stand for re-election at the 2017 Annual Meeting.  In making this voluntary decision not to stand for re-election, I can confirm that this decision is not due to any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

I appreciate the professional and personal experience of having served with you on the Spectrum Brands Holdings Board, and wish you and the Company every success going forward.

Sincerely,

/s/ Eugene I. Davis

Eugene I. Davis